EXHIBIT 4.1

FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

This FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER dated as of August 7, 2002 (this “Amendment”), among Alternative Resources Corporation (“ARC”), ARC Service, Inc., ARC Solutions, Inc., ARC Midholding, Inc., and Writers Inc. (collectively, the “Borrowers”), and Fleet Capital Corporation (the “Lender”), amends the Credit and Security Agreement dated as of January 31, 2002 (the “Credit Agreement”), between the Borrowers and the Lender.

WHEREAS, ARC and its Subsidiaries failed to satisfy the Fixed Charge Coverage Ratio set forth in Section 8.10(b) of the Credit Agreement for the period of two fiscal quarters ended June 30, 2002 and such failure constitutes an Event of Default under Section 9.1(c) of the Credit Agreement (the “June 30, 2002 Event of Default”);

WHEREAS, the Credit Parties have requested that the Lender waive the June 30, 2002 Event of Default as provided herein, and amend certain provisions of the Credit Agreement; and

WHEREAS, the Lender has agreed to waive the June 30, 2002 Event of Default and to amend certain provisions of the Credit Agreement, all subject to the terms, conditions and limitations set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1.                                       Capitalized Terms.

Capitalized terms used herein which are defined in the Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2.                                       Waiver of June 30, 2002 Event of Default.

Subject to the satisfaction of the terms and conditions set forth in Section 5 hereof, the Lender hereby waives the June 30, 2002 Event of Default.  The parties agree that the foregoing waiver is limited solely to the Event of Default arising out of the failure of ARC and its Subsidiaries to satisfy the Fixed Charge Coverage Ratio covenant set forth in Section 8.10(b) of the Credit Agreement for the period of two fiscal quarters ended June 30, 2002, and nothing herein shall be construed as a waiver of any other presently existing or future Event of Default (including without limitation, any Event of Default caused by reason of the failure of the Borrowers to comply with Section 8.10(b) of the Credit Agreement, as amended hereby, on any other occasion or for any other period) or any failure of the Borrowers to comply with any other provision, term or condition of the Loan Documents.

3.                                       Amendments.

Subject to the satisfaction of the terms and conditions set forth in Section 7 hereof, the Borrowers and the Lender agree that the Credit Agreement is hereby amended, effective as of the date hereof, as follows:

(a)           Amendments to Section 1.1 of the Credit Agreement.  Section 1.1 of the Credit Agreement is hereby amended as follows:

(i)            The definition of “Borrowing Base” set forth in Section 1.1 of the Credit Agreement is hereby amended by replacing clause (c) in the definition of “Borrowing Base” in its entirety with the following new clause (c):

“(c)  the lesser of:

(i)             70% of the aggregate of (x) Billed Restricted Product Line Accounts and (y) Unbilled Restricted Product Line Accounts, and

(ii)          $5,500,000, minus”

(ii)           The definition of “Change of Control” set forth in Section 1.1 of the Credit Agreement is hereby amended by replacing clause (e) in the definition of “Change of Control” in its entirety with the following new clause (e):

“(e) any two of (i) George Watts, (ii) Steven Purcell or (iii) Vic Fricas shall for any reason cease to serve in their present capacities as officers of ARC, and ARC shall fail, within ninety (90) days of the date that the last of any two such Persons cease to serve in such capacities, to retain a replacement for at least one of such persons who has comparable industry experience.”

(iii)          The following new defined term “Fixed Charges” shall be added to Section 1.1 of the Credit Agreement immediately preceding the definition of “Fixed Charge Coverage Ratio”:

“‘Fixed Charges’ means, for any period, the sum for the Borrowers and all Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of (i) the aggregate amount of Interest Expense for such period (excluding, for the purpose of computing Fixed Charges, that certain amendment fee required to be paid by the Borrowers to the Lender in connection with that certain First Amendment to Credit Agreement and Waiver dated as of August 7, 2002 among the Borrowers and the Lender) plus (ii) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capital Lease Obligations) paid or required to be paid during such period, plus (c) the aggregate amount of cash disbursements made by the Borrowers after June 30, 2002, pursuant to that certain severance agreement between ARC and its former Chief Executive Officer.”

(iv)          The definition of “Fixed Charge Coverage Ratio” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“‘Fixed Charge Coverage Ratio’ means, for any period, the ratio of (a) (i) EBITDA of the Borrowers and all Subsidiaries for such period (determined on a consolidated basis without duplication in accordance with GAAP) minus (ii) the aggregate amount of all Non-Financed Capital Expenditures during such period minus (iii) the aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all income taxes for such period minus (iv) the aggregate amount of dividends and distributions permitted to be paid under Section 8.6 and actually paid in cash during such period to (b) the aggregate amount of Fixed Charges for such period.”

(v)           The definition of “Revolving Credit Commitment” set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the amount “$30,000,000” contained therein, and replacing it with the amount “$28,000,000”.

(b)           Amendment to Section 7.1 of the Credit Agreement.  Section 7.1 of the Credit Agreement is hereby amended by: (i) deleting the term “and” at the end of subsection (h) thereof, (ii) deleting the period at the end of subsection (i) thereof and replacing it with a semi-colon, and (iii) adding the following to the end thereof as a new subsection (j):

“(j)          not later than 2:00 p.m. (Boston time) on each Business Day, a Collateral Update Certificate.”

(c)           Amendment to Section 8.10 of the Credit Agreement.  Section 8.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.10       Certain Financial Covenants.

(a)           Tangible Capital Base.  ARC and its Subsidiaries shall not (i) as of June 30, 2002, have a consolidated Tangible Capital Base of less than $8,000,000 or (ii) as of the end of any fiscal quarter commencing with the fiscal quarter ending September 30, 2002, have a consolidated Tangible Capital Base of less than the sum of (x) $8,000,000 plus (y) on a cumulative basis, 50% of positive consolidated net income (without reduction for losses) for each fiscal quarter ending after June 30, 2002.

(b)           Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio of ARC and its Subsidiaries shall not at any time during any period set forth below to be less than the ratio set opposite such period:

Period	Minimum Fixed Charge Coverage Ratio

October 1, 2002 through December 31, 2002	1.00x

October 1, 2002 through March 31, 2003	1.00x

October 1, 2002 through June 30, 2003	1.00x

October 1, 2002 through September 30, 2003	1.00x

Thereafter (on a rolling four quarters basis)	1.00x

(c)           Fixed Charge Coverage Shortfall.  The amount by which (i) the aggregate Fixed Charges of ARC and its Subsidiaries, exceeds (ii) the consolidated EBITDA of ARC and its Subsidiaries, for each fiscal period set forth below shall not be greater than the maximum shortfall amount set opposite such fiscal period:

Fiscal Period	Maximum Shortfall Amount

July 1 through July 31, 2002	$250,000

July 1 through August 31, 2002	$150,000

July 1 through September 30, 2002	$250,000

(d)           Capital Expenditures.  The Credit Parties shall not make any Capital Expenditures (including, without limitation, incurring any Capital Lease Obligations) which, in the aggregate exceed (i) $600,000 at any time during the fiscal quarter ending March 31, 2002, and (ii) $2,500,000 at any time during any fiscal year, commencing with the fiscal year ending December 31, 2002.”

(d)           Amendment of Exhibit D to the Credit Agreement.  Exhibit D to the Credit Agreement is hereby replaced with the new form of Exhibit D attached thereto.

4.                                       No Default; Representations and Warranties, etc.

The Borrowers hereby represent, warrant and confirm that: (a) the representations and warranties of the Credit Parties contained in Article 5 of the Credit Agreement are true and correct on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) after giving effect to this Amendment, the Borrowers are in compliance with all of the terms and provisions set forth in the Credit Agreement and the other Loan Documents; (c) after giving effect to this Amendment, no Default has occurred and is continuing; and (d) the execution, delivery and performance by the Borrowers of this Amendment (i) have been duly authorized by all necessary action on the part of the Borrowers, (ii) will not violate any applicable law or regulation or the organizational documents of any Borrower, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on any Borrower or any of its assets, including without limitation, any Subordinated Debt Document, and (iv) do not require any consent, waiver or approval of or by any Person (other than the Lender) which has not been obtained.

5.                                       Conditions to Effectiveness.

The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent:

(a)           The Lender shall have received counterparts of this Amendment duly executed by each of the Borrowers;

(b)           The Lender shall have received a Certificate of the Secretary of ARC, certifying that this Amendment has been duly authorized by the Boards of Directors of ARC and each of its Subsidiaries;

(c)           The Borrowers shall have delivered to the Lender evidence that Wynnchurch has executed and delivered to the Borrowers a written amendment and waiver with respect to the Subordinated Debt Documents in form and substance reasonably acceptable to the Lender, pursuant to which Wynnchurch shall have waived all existing defaults of the Borrowers under the Subordinated Debt Documents and amended the financial covenant provisions of the Subordinated Debt Documents in a manner consistent with the financial covenant amendments set forth in this Amendment;

(d)           The Lender shall have received a written acknowledgement from Wynnchurch with respect to the existence of the June 30, 2002 Event of Default and the modifications to the Credit Agreement contemplated by this Amendment;

(e)           The Borrowers shall have reimbursed the Lender for all reasonable costs and expenses, including reasonable legal fees and disbursements, incurred by the Lender in connection with this Amendment and the transactions contemplated hereby; and

(f)            The Lender shall have received from the Borrowers, an amendment fee in an amount equal to $50,000.

6.             Miscellaneous.

(a)           Except as specifically amended hereby, all of the terms and provisions of the Credit Agreement, the other Loan Documents and all related documents, shall remain in full force and effect.  Nothing contained herein shall constitute a waiver of any provision of the Credit Agreement or the Other Loan Documents, except for the waiver of the June 30, 2002 Event of Default expressly set forth herein.

(b)           This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.  Delivery of an executed signature page hereto by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(c)           This Amendment shall be governed by the laws of The Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS

ALTERNATIVE RESOURCES CORPORATION

By
Name:
Title:

ARC SERVICE, INC.

By
Name:
Title:

ARC SOLUTIONS, INC.

By
Name:
Title:

ARC MIDHOLDING, INC.

By
Name:
Title:

WRITERS INC.

By
Name:
Title:

LENDER

FLEET CAPITAL CORPORATION, as Lender

By
Name:
Title:

ISSUING LENDER

FLEET NATIONAL BANK, as Issuing Lender

By
Name:
Title:

CASH MANAGEMENT BANK

FLEET NATIONAL BANK, as Cash Management Bank

By
Name:
Title: